Exhibit 99.1

Investors:	Jennifer Good	Media:	Donald C. Cutler
	Penwest Pharmaceuticals		Kekst and Company
	(845) 878-8401		(212) 521-4800
(877) 736-9378
FOR IMMEDIATE RELEASE
PENWEST REPORTS RECORD REVENUE AND EARNINGS
FOR SECOND QUARTER OF 2010
Announces Corporate Priorities and Plan to Maximize Profitability
PATTERSON, NY August 4, 2010 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today reported financial results for the three and six months ended June 30, 2010. For the second quarter of 2010, revenues increased 159% year-over-year and total operating expenses decreased 28% year-over-year, leading to record net income of $8.4 million, or $0.26 per share.
Second Quarter 2010 Operating and Financial Highlights
•	Revenues in the second quarter of 2010 increased to $13.6 million, which included $12.3 million in royalties recognized from Endo Pharmaceuticals Inc. (Endo) on its net sales of Opana® ER, compared with revenues of $5.3 million in the second quarter of 2009. The second quarter of 2010 was the first full quarter for which the Company earned royalties from Endo at the full royalty rate under the agreement between the companies.

•	Penwest entered into agreements during the quarter with each of Barr Laboratories, Inc., Impax Laboratories, Inc. and Sandoz, Inc. to settle outstanding patent litigation on Opana ER. Impax was granted a license to sell a generic version of Opana ER beginning on January 1, 2013. As a result of Impax’s first-to-file status on the majority of strengths of the product, all other generic challengers will be barred from launching these strengths until 180 days after Impax launches.

•	Penwest signed a multi-drug development and commercialization agreement with Alvogen, Inc. to develop generic products using the Company’s TIMERx drug delivery technology.
Corporate Priorities and Plan to Maximize Profitability
The Company also announced its operating priorities and plan to maximize profitability, which include the following components:
•	Leveraging its drug delivery technologies and drug formulation expertise by focusing on establishing collaborations with significant revenue potential, while at the same time managing this portion of our business to ensure that, at a minimum, it is cash flow neutral on an annual basis.

•	Aggressively reducing non-drug delivery partnership-funded cash expenses to allow for the vast majority of the Opana ER royalty stream to be retained in the operating income of the Company. We expect to achieve these expense reductions by the fourth quarter of this year through a further reduction in staff levels as well as an overall reduction in other costs.

•	Completing its two Phase 2a studies of A0001 in the fourth quarter and reporting top-line results by year end.

•	Licensing A0001 to a partner to complete further development and commercialization of this compound.

•	Returning capital to our shareholders in the most tax-efficient manner available.
Jennifer L. Good, President and Chief Executive Officer, said, “It was a very significant quarter for Penwest and its shareholders with record financial performance as well as the settlement of the Opana ER patent disputes. These settlements protect most strengths of the product until January 2013.
“Our focus for the remainder of the year will be to continue executing on our plan for the drug delivery business, complete the Phase 2 trials and pursue partnership discussions for A0001, and complete additional restructuring activities to further enhance our profitability. We believe that this plan will ultimately maximize the value we can return to our shareholders.”
Second Quarter 2010 Financial Results
Net income for the second quarter of 2010 was $8.4 million, or $0.26 per share, compared with a net loss of $2.1 million, or a $0.07 loss per share, for the second quarter of 2009.
Total revenues for the second quarter of 2010 were $13.6 million, compared with $5.3 million for the second quarter of 2009. The increase was primarily due to $12.3 million of revenue recognized in the second quarter of 2010 for royalties from Endo on its net sales of Opana ER, representing an increase of $7.9 million in royalties compared with the second quarter of 2009. This increase was due to an increase in net sales of Opana ER as well as the fact that the Company received its full royalty rate on Opana ER as compared to the second quarter of 2009 when the royalties due to the Company were subject to reduction as Endo had not yet recouped the remainder of the $28 million in development costs Endo funded on Penwest’s behalf. The increase in revenues in the second quarter of 2010, compared with the second quarter of 2009, was also due to a $582,000 increase in revenues recognized by Penwest under its drug delivery technology collaborations.
The election of the Company’s new Class I directors at its annual meeting of shareholders in June 2010 resulted in a “change in control” under the terms of certain outstanding stock option and restricted stock awards granted to employees and directors of the Company. As a result, on June 30, 2010, the vesting of these stock options and restricted stock awards was automatically accelerated, and these options and awards vested in full. These accelerations resulted in a charge of $467,000 in the second quarter of 2010, of which $226,000 was recorded to selling, general and administrative (SG&A) expense and $241,000 was recorded to research and product development (R&D) expense.
SG&A expenses were $2.5 million for the second quarter of 2010, compared with $3.3 million for the second quarter of 2009. The decrease of $830,000 was primarily attributable to lower professional fees, including fees in connection with the 2010 proxy contest in which the Company was involved as compared to the fees incurred in connection with the Company’s 2009 proxy contest, and lower compensation expenses as a result of staff reductions implemented in the fourth quarter of 2009. Partially offsetting these lower costs was the additional share-based compensation expense related to the second quarter 2010 accelerated vesting of stock options and restricted stock discussed above.
R&D expenses were $1.9 million for the second quarter of 2010, compared with $3.4 million for the second quarter of 2009. The decrease of $1.5 million was primarily due to lower spending on the development of A0001. The decrease was also attributable to increased allocations of internal R&D costs relating to the Company’s drug delivery technology collaborations to cost of revenues and lower compensation costs as a result of staff reductions implemented in the fourth quarter of 2009. Partially, offsetting these lower costs was the additional share-based compensation expense related to the second quarter 2010 accelerated vesting of stock options discussed above.
Financial Results for the Six Months Ended June 30, 2010
Net income for the six months ended June 30, 2010 was $12.2 million, or $0.38 per share, compared with a net loss of $3.1 million, or a $0.10 loss per share, for the six months ended June 30, 2009.
Total revenues for the six months ended June 30, 2010 were $22.4 million, compared with $10.5 million for the six months ended June 30, 2009. The increase was primarily due to $19.5 million of revenue recognized in the first six months of 2010 for royalties from Endo on its net sales of Opana ER, compared with $8.8 million for the first six months of 2009. The increase in revenues in the first six months of 2010 was also partially due to a $1.1 million increase in revenues recognized by Penwest under its drug delivery technology collaborations.
SG&A expenses were $4.1 million for the six months ended June 30, 2010, compared with $5.6 million for the six months ended June 30, 2009. The decrease of $1.5 million was primarily attributable to lower compensation expenses as a result of staff reductions implemented in the first and fourth quarters of 2009 and lower professional fees, including fees in connection with the Company’s 2010 proxy contest as compared to the fees incurred in connection with the Company’s 2009 proxy contest. Partially offsetting these decreased expenses were higher share-based compensation expenses in the first six months of 2010, largely reflecting a non-cash credit recorded in the first quarter of 2009 that resulted from the forfeiture of stock options held by former employees in connection with the first quarter 2009 staff reduction, and the additional share-based compensation expense related to the second quarter 2010 accelerated vesting of stock options and restricted stock discussed above.
R&D expenses were $4.1 million for the six months ended June 30, 2010, compared with $6.4 million for the six months ended June 30, 2009. The decrease of $2.3 million was primarily due to lower spending on the development of A0001. The decrease was also attributable to lower compensation costs as a result of staff reductions implemented in the first and fourth quarters of 2009, and increased allocations of internal R&D costs relating to the Company’s drug delivery technology collaborations to the cost of revenues. Partially offsetting these lower costs was additional share-based compensation expense related to the second quarter 2010 accelerated vesting of stock options discussed above.
As of June 30, 2010, Penwest had $14.4 million in cash, cash equivalents and marketable securities and $28.3 million in shareholders’ equity, compared with $11.5 million and $15.0 million, respectively, as of December 31, 2009.
2010 Financial Guidance
As an update to the Company’s previous guidance, for the full year 2010, Penwest is increasing its revenue guidance and currently expects revenue to be in the range of $46 million to $48 million as compared to the Company’s previous revenue guidance of $43 million to $45 million. As a result of an on-going review of the Company’s overall expenses in keeping with the Company’s goal to allow for the vast majority of the Opana ER royalty stream to be retained in operating income, the Company is suspending its expense guidance provided at the beginning of the year and expects to provide new expense guidance at a later date.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EDT to review the Company’s financial results for the second quarter of 2010, operational developments and corporate priorities.
The conference call will include remarks by Ms. Good and Frank Muscolo, Controller and Chief Accounting Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 877-675-5246
International Telephone Number: 816-650-7863
The conference ID is: 89048023
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until August 18, 2010.
About Penwest Pharmaceuticals
Penwest is a drug delivery company focused on applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations. Penwest’s drug delivery technology is included in Opana ER, a product for the treatment of moderate to severe chronic pain marketed by Endo Pharmaceuticals. Penwest is also developing A0001, or a-tocopherolquinone, for the treatment of Friedreich’s Ataxia and MELAS syndrome.
Penwest Forward-Looking Statements

The matters discussed herein contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the following: the timing of clinical trials, such as the Phase IIa clinical trials referenced above, and risks related to patient enrollment; risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER, risks of generic competition and risks that Opana ER will not generate the revenues anticipated; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions with respect to A0001; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Revenues:
Royalties	$12,717	$4,851	$20,370	$9,573
Product sales	90	158	292	338
Collaborative licensing and development revenue	832	250	1,735	618

Total revenues	13,639	5,259	22,397	10,529
Operating expenses:
Cost of revenues	833	468	1,749	1,122
Selling, general and administrative	2,453	3,283	4,099	5,604
Research and product development	1,903	3,425	4,111	6,431

Total operating expenses	5,189	7,176	9,959	13,157

Income (loss) from operations	8,450	(1,917)	12,438	(2,628)
Investment income	2	4	3	11
Interest expense	(83)	(225)	(202)	(483)

Net income (loss)	$8,369	$(2,138)	$12,239	$(3,100)

Net income (loss) per share:
Basic	$0.26	$(0.07)	$0.38	$(0.10)

Diluted	$0.26	$(0.07)	$0.38	$(0.10)

Weighted average shares of common stock outstanding:
Basic	31,866	31,644	31,837	31,635

Diluted	32,064	31,644	31,997	31,635

Summary Balance Sheet

	June 30, 2010	December 31, 2009
Cash, cash equivalents and marketable securities	$14,407	$11,486
Total Assets	$35,360	$25,896
Total Liabilities	$7,014	$10,874
Shareholder Equity	$28,346	$15,022